MTS | Health Partners

Project Ebony – Valuation Analysis

Presented to the Board of Directors:

ENTASIS THERAPEUTICS

May 22, 2022

Disclaimer

The following pages contain material provided to the Board of Directors (the “Board”) of Entasis (“Entasis” or the “Company”) by MTS Securities, LLC (“MTS”) as part of a presentation being made in support of our opinion, as to the fairness, from a financial point of view, to holders of shares of Entasis common stock (other than Innoviva, Inc., Innoviva Merger Sub, Inc. and their respective affiliates and holders of excluded shares) of the offer consideration to be received by such holders pursuant to the offer and the merger contemplated by the Agreement and Plan of Merger by and among Entasis, Innoviva and Innoviva Merger Sub (the “Transaction”).

These materials were prepared on a confidential basis in connection with an oral presentation to the Board and the Special Transaction Committee thereof and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials were prepared solely for the use of the Board and the Special Transaction Committee thereof in connection with their consideration of the Transaction. These materials may not be used or relied upon by any other person or entity or for any other purpose without MTS’s written consent. Accordingly, neither MTS nor any of its affiliates, nor any of their respective employees, advisors or representatives, takes any responsibility nor shall have any liability for the materials contained herein to the extent used by any such other person or entity or for any such other purpose.

The information contained in these materials was based solely on publicly available information or information furnished to MTS. MTS has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions assume that such information (whether written or oral) is accurate, complete and fairly presented in all respects, and MTS makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information. Any estimates and projections contained herein have been based upon the estimates and projections contained in the sources of such information and there is no assurance that such estimates and projections will be realized.

These materials are prepared for discussion purposes only and are incomplete without reference to, and should be viewed in conjunction with, the oral briefing and the text of any opinion provided by MTS.

These materials are confidential and may not be disclosed, copied, reproduced or distributed to any person or entity at any time without the prior written consent of MTS. However, MTS and the Company mutually agree that, subject to applicable law, the Company (and its employees, representatives and other agents) may disclose (i) any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions and other tax analyses) related thereto, and (ii) may reproduce any written opinion rendered by MTS in full, and may also include references to such opinion (in form and substance reasonably acceptable to MTS), in any registration statement or proxy statement relating to the Transaction that the Company is required to file under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended.

Except where otherwise indicated, these analyses and information presented in these materials speak as of the date hereof. Under no circumstances should the delivery of these materials imply that the analyses or information presented herein would be the same if made as of any other date. Without limiting the foregoing, these materials are based in part on the Final Offer dated as of 05/21/22. MTS does not have or assume any obligation to update or otherwise revise the analyses or information contained herein. These materials shall not be deemed to constitute any legal, regulatory, tax or accounting advice.

Table of Contents

1. Entasis Overview

Public Market Overview

Stock Price Performance



ETTX
NASDAQ Biotechnology Index(1)
11/23/21: Entasis' first discussion with Innoviva's Board
Share Price: $2.63
10/18/21: Announced positive topline results for SUL-DUR from Ph. III ATTACK trial
8/27/21: Entered into controlled equity offering sales agreement for an amount up to $17.5mm
Est. Average Cost Basis (Top 20 excl. AZ & TPG)(2): $2.69
Final Innoviva Offer Price (5/20/22): $2.20
Revised Innoviva Offer Price (3/15/22): $2.00
Initial Innoviva Offer Price (2/1/22): $1.80
Current Share Price:$1.80
20 day VWAP: $1.83
60 day VWAP: $1.80
90 day VWAP: $1.73
6/18/21: Introduced ETX0462 and presented data on SUL-DUR and ETX0282CPDP at World Microbe Forum
7/14/21: Appointed Anna Diaz Triola as CCO
2/2/22: Innoviva's $1.80 / share offer publicly disclosed in 13D filing
3/15/22: Innoviva's $2.00 / share offer publicly disclosed in 13D filing
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
5/20/21
6/20/21
7/20/21
8/20/21
9/20/21
10/20/21
11/20/21
12/20/21
1/20/22
2/20/22
3/20/22
4/20/22
5/20/22

(1) Indexed to ETTX stock price as of 05/20/22.
(2) Excludes AstraZeneca and TPG Capital with average cost basis of $10.51.
Source(s): Capital IQ, Company website, and Company filings as of 05/20/22.

Public Market Overview (cont'd)

ENTASIS THERAPEUTICS

Current Valuation

($ in mm, except per share data)	
Price Per Share (05/20/2022)	**$1.80**
52 Week High:	*$3.88*
52 Week Low:	*$1.40*
Shares Outstanding (mm):	62.503
Equity Value	**$113**
Plus: Debt	-
Less: Cash & Equivalents	(34)
Enterprise Value:	**$79**

Trading Statistics

	Volume Weighted Average Price	Current Price Premium/(Discount)
Last 5 Trading Days	$1.80	0.0%
Last 10 Trading Days	1.81	(0.4%)
Last 20 Trading Days	1.83	(1.8%)
Last 30 Trading Days	1.84	(2.4%)
Last 60 Trading Days	1.80	(0.2%)
Last 90 Trading Days	1.73	4.1%
Last 120 Trading Days	1.81	(0.3%)
Last 6 Months	1.86	(3.2%)
Last 12 Months	2.65	(32.1%)

Note: $ in millions, except per share data. Share price as of market close.
Source(s): Capital IQ, Company website, and Company filings as of 05/20/22.

2. Entasis Valuation

Entasis Valuation

Summary of Methodologies

Discounted Cash Flow Analysis

- Based on Entasis Management provided projections, including those for revenue, POS, penetration and NOL utilization[(1)]
- Analysis of Entasis's future unlevered free cash flows per Entasis assumptions about the projected economics from partnering assets in the 10 years following assumed launch
  - No terminal value, CAPEX and change in net working capital assumed
- Cash flows discounted back to 6/30/22 using Entasis's calculated weighted-average cost of capital (WACC)[(2)]
  - WACC based upon comparable companies, both anti-infective and distressed biotech companies

Comparable Publicly Traded Companies

- Analyzed late-stage anti-infective companies
- Focused on below metrics and calculated implied Entasis share price
  - Enterprise values
  - EV / Unadjusted peak sales
- Assumed peak sales of $400mm per Entasis management

Precedent Transactions

- Analyzed M&A or asset transactions involving late-stage anti-infective company/asset
- Focused on below metrics and calculated implied Entasis share price
  - Upfront Consideration
  - Total Consideration
  - TV / Unadjusted peak sales
- Assumed peak sales of $400mm per Entasis management

MTS did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgements as to the significance and relevance of each analysis and factor; accordingly, MTS' analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view.

(1) See Appendix for further detail on NOL utilization assumptions.
(2) See Appendix for Entasis WACC calculations.
Note: POS = Probability of Success.
Note: Analysis based on draft Merger Agreement dated 5/20/22 and Final Offer dated 05/21/22.

Entasis Valuation Summary

Implied Share Price



$4.50
$3.50
$2.50
$1.50
$0.50
$3.88
$1.40
$1.80
$1.65
$1.30
$1.10
$2.05
$1.25
$1.85
$0.70
$1.15
$0.65
$2.40
$1.30
$2.65
$1.95
$2.15
$1.40
Innoviva's Final Offer Price: $2.20
Current Share Price: $1.80

	52-Week Range	DCF			Public Trading Comparables		Precedent Transactions		
Metric	*Low/High*	*WACC*	*Delayed Approval Year*	*Revenue Acheivement (19% WACC)*	*Enterprise Value*	*EV / Peak Sales* [(1)]	*Upfront Consideration*	*Total Consideration*	*TV / Peak Sales* [(1)]
Metric Range		18% - 20%	18% - 20%	75% - 125%	$4 - $76	0.01x - 0.09x	$45 - $124	$88 - $148	0.13x - 0.26x
Approval Year		2023	2024	2023					
Implied Share Price	$1.40 - $3.88	$1.65 - $1.80	$1.10 - $1.30	$1.25 - $2.05	$0.70 - $1.85	$0.65 - $1.15	$1.30 - $2.40	$1.95 - $2.65	$1.40 - $2.15

(1) Assumes aggregate peak sales of $400mm as per Entasis management; comprised of $300mm for SUL-DUR, $100mm for Zoliflodacin.
Note: Per share value was calculated on the basis of pro forma 62.291mm shares outstanding per Entasis management. Per Entasis management, comprised of 47,851,779 common shares outstanding as of 5/19/22, including 2,713,025 unvested RSUs, pro forma $15mm Innoviva convertible note financing and subsequent conversion at $1.48/share and issuance of 10.1mm warrant at exercise price of $1.48/share; warrants are calculated using the Treasury Stock Method. Per Entasis management, $0mm debt as of 3/31/22 and $34mm cash as of 3/31/22 for a pro forma cash figure of $49mm including the $15mm from the Innoviva convertible note financing.
Note: $ in millions, except per share data. Share prices rounded to the nearest $0.05 except for 52-week range.
Source: Entasis management. Market data per CapitalIQ as of 05/20/22.

Entasis Management P&L Assumptions

Entasis Management Case: Partner at Approval, Transition to Private Shell Company (DarkCo)

General	– Program revenue projections provided by Entasis management – Assumes that Entasis funds programs through US approval, partners the programs, and transitions to a shell company (DarkCo) – Assumes Zai partnership commercializes SUL-DUR in China – Partnership economics projected by Entasis[(1)] – Projections through 2034 for SUL-DUR and Zoliflodacin, modeled as 10 years from the commercial launch in 2025 – 95% cumulative regulatory probability of success for SUL-DUR sales and milestones and 66% cumulative regulatory POS for Zoliflodacin sales and milestones
Revenue & COGS	– US net sales of SUL-DUR based on 27k carbapenem-resistant Acinetobacter cases per year with 60% peak market share – US net sales of Zoliflodacin based on 1.425mm uncomplicated gonorrhea cases per year with 20% peak market share – Commercial launch for both SUL-DUR and Zoliflodacin in 2025 by partners – Terms of the partnership deal provided by Entasis management • SUL-DUR: Upfront payment of $15mm, sales milestones of up to $100mm and royalties of 20-30% • Zoliflodacin: Upfront payment of $5mm, approval milestone of up to $5mm, sales milestones of $42.5mm and royalties of 18-24% – Assumes no COGS other than royalties owned to AZ
Operating Expenses	– R&D, G&A, wind-down and shell company operating cost assumptions as provided by Entasis management – Assumes delisting one year after US partnership deal and transition to an unregistered Delaware Corp (DarkCo) solely for the distribution of milestone/royalty income • Assumes no G&A and R&D cost post-transition other than the cost associated with the creation and maintenance of DarkCo
Taxes	– Corporate tax rate of 26% – Assumes $166mm of Federal NOLs[(2)] through 12/31/21 are eligible for tax relief subject to use restrictions • NOLs generated before the end of 2017 = $13M (Section 382 limited but not subject to 80% rule) • NOLs generated between 2018 and CoC (June 11, 2020) = $82.93M (Section 382 limited and subject to 80% rule) • NOLs generated after CoC = $70mm (not Section 382 limited but subject to 80% rule) – State and foreign NOLs and tax credits are significantly limited and concluded to be non-material by the Entasis management

(1) Per Entasis assumptions. See Appendix for further detail on projected partnership economics by program.
(2) Per Entasis assumptions. See Appendix for further detail on NOL utilization assumptions.
Note: The CARES Act provides a special 5-year carryback for taxable years beginning in 2018, 2019 and 2020. For losses arising in taxable years beginning after Dec. 31, 2020, the net operating loss deduction is limited to 80% of the excess (if any) of taxable income.
Source: Entasis management provided projections.

Entasis P&L Projections

Entasis Management Case: Partner at Approval in 2023, Transition to DarkCo

	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
SUL-DUR US Revenue (Risk Unadj.)	$-	$-	$-	$18	$58	$108	$164	$216	$259	$282	$301	$308	$291	$203
SUL-DUR Zai Revenue (Risk Unadj.)	-	-	-	-	14	32	52	75	94	110	121	142	157	78
Zoli US Revenue (Risk Unadj.)	-	-	-	1	3	6	16	29	47	71	90	101	48	32
SUL-DUR US Milestones / Royalties (Risk Unadj.)	-	15	-	3	19	37	27	68	47	53	97	59	55	-
SUL-DUR Zai Milestones / Royalties (Risk Unadj.)	-	11	4	6	1	3	8	6	8	17	10	12	14	6
Zoliflodacin Milestones / Royalties (Risk Unadj.)	-	5	5	0	0	1	2	4	6	15	20	24	6	-
SUL-DUR US Milestones / Royalties (Risk Adj.)	-	14	-	3	18	35	26	64	45	50	92	56	52	-
SUL-DUR Zai Milestones / Royalties (Risk Adj.)	-	10	4	6	1	2	8	6	7	16	10	12	13	6
Zoliflodacin US Milestones / Royalties (Risk Adj.)	-	5	3	0	0	1	1	3	4	10	13	16	4	-
Total Revenue (Risk-Adjusted Net Sales)	**$-**	**$30**	**$7**	**$8**	**$19**	**$38**	**$35**	**$72**	**$56**	**$76**	**$115**	**$84**	**$69**	**$6**
SUL-DUR Milestones/Royalties to AZ	-	-	-	(0)	(1)	(7)	(4)	(6)	(7)	(7)	(8)	(9)	(9)	(1)
Zoliflodacin Milestone/Royalties to AZ	-	-	-	(7)	(0)	(0)	(0)	(1)	(1)	(2)	(2)	(3)	(1)	-
Gross Profit	**$-**	**$30**	**$7**	**$1**	**$18**	**$30**	**$30**	**$66**	**$48**	**$67**	**$105**	**$72**	**$59**	**$4**
SUL-DUR R&D	(13)	(2)	-	-	-	-	-	-	-	-	-	-	-	-
G&A	(19)	(7)	-	-	-	-	-	-	-	-	-	-	-	-
Wind-Down Expense	(4)	(6)	-	-	-	-	-	-	-	-	-	-	-	-
DarkCo Administrative Expenses	-	(2)	(3)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)
Operating Expenses	**(36)**	**(16)**	**(3)**	**(1)**	**(1)**	**(1)**	**(1)**	**(1)**	**(1)**	**(1)**	**(1)**	**(1)**	**(1)**	**(1)**
EBIT	**($36)**	**$14**	**$5**	**$1**	**$17**	**$29**	**$30**	**$65**	**$48**	**$66**	**$104**	**$72**	**$59**	**$4**

Note: $ in millions.
Source: Entasis management projections.

Entasis DCF Analysis

Entasis Management Case: Partner at Approval in 2023, Transition to DarkCo (cont'd)

	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
EBIT	**($36)**	**$14**	**$5**	**$1**	**$17**	**$29**	**$30**	**$65**	**$48**	**$66**	**$104**	**$72**	**$59**	**$4**
Taxes (26%)(1)	-	(1)	(0)	(0)	(1)	(2)	(2)	(9)	(12)	(17)	(27)	(19)	(15)	(1)
NOPAT / Unlevered Free Cash Flow (2)	**($36)**	**$13**	**$5**	**$1**	**$16**	**$28**	**$28**	**$56**	**$35**	**$49**	**$77**	**$53**	**$43**	**$3**

Sensitivity Analysis – Post Conversion Per Share Equity Value(3)

2023 Approval

		Revenue Achievement		
		75%	100%	125%
WACC	18.0%	$1.35	$1.80	$2.14
	19.0%	$1.27	$1.71	$2.05
	20.0%	$1.20	$1.63	$1.95

Sensitivity Analysis – Post Conversion Per Share Equity Value(3)

2024 Approval

		Revenue Achievement		
		75%	100%	125%
WACC	18.0%	$0.85	$1.29	$1.62
	19.0%	$0.78	$1.19	$1.52
	20.0%	$0.72	$1.10	$1.41

(1) Per Entasis management, assumes $166mm of Federal NOL through 12/31/21 is eligible for tax relief subject to limits on use. See Appendix for details.
(2) Per Entasis management, assumes NOPAT to be equivalent to unlevered free cash flow due to lack of net working capital or CAPEX.
(3) Note: Per share value was calculated on the basis of pro forma 62.291mm shares outstanding per Entasis management. Per Entasis management, comprised of 47,851,779 common shares outstanding as of 5/19/22, including 2,713,025 unvested RSUs, pro forma $15mm Innoviva convertible note financing and subsequent conversion at $1.48/share and issuance of 10.1mm warrant at exercise price of $1.48/share; warrants are calculated using the Treasury Stock Method. Per Entasis management, $0mm debt as of 3/31/22 and $34mm cash as of 3/31/22 for a pro forma cash figure of $49mm including the $15mm from the Innoviva convertible note financing.

Note: $ in millions, except per share data.

Publicly Traded Comparable Companies

Selected Late Stage Anti-Infective Publicly Traded Companies

Company Name	Lead Product	Phase	Lead Indication	Launch Year	Market Cap	Enterprise Value	Peak Sales (POS unadj.)	EV / Peak Sales
Matinas BioPharma	MAT2203	Phase 2a	Invasive Fungal Infections	2024E	$152	$113	$810	0.14x
ContraFect	Exebacase	Phase 3	Bacteraemia	2023E	139	100	900	0.11x
Daré Bioscience	DARE-BV1	Approved	Bacterial Vaginosis	2022E	97	59	822	0.07x
PolyPid	D-PLEX100	Phase 3	Surgical Site Infections	2023E	92	68	779	0.09x
Spero Therapeutics (1)	Tebipenem	Filed	Complicated Urinary Tract Infections	2022E	56 (2)	(59) (2)	940	-0.06x
Iterum Therapeutics	Sulopenem	Filed (rec'd CRL) (3)	Uncomplicated Urinary Tract Infections	2024E	50	(3)	519	-0.01x
Cidara Therapeutics	Rezafungin	Phase 3	Candidiasis	2023E	40	7	662	0.01x
Aridis Pharmaceuticals	AR-301	Phase 3	HAP/VAP caused by S. Aureus	2023E	19	19	1,302	0.01x

All Companies (n=8)

	Market Cap	Enterprise Value	Peak Sales (POS unadj.)	EV / Peak Sales
Third Quartile	$107	$76	$910	0.09x
Median	**74**	**39**	**816**	**0.04x**
Mean	**80**	**38**	**842**	**0.05x**
First Quartile	47	4	749	0.01x

(1) Spero entered into a non-dilutive interest financing agreement with HealthCare Royalty Partners for up to $125mm ($50mm upfront) on 9/30/21.
(2) Spero announced it is undergoing an immediate cessation of commercializing work on tebipenem HBr on May 3, 2022. Stock price has traded down ~70% following this news.
(3) Iterum received a CRL from the FDA in July 2021 requesting additional data to support approval of oral sulopenem. An additional Phase 3 UTI study is to be conducted prior to NDA resubmission.
Note: $ in millions, except per share data; Peak sales is based on average of POS unadjusted peak sales from equity research reports.
Note: MTS selected publicly traded companies determined relevant based on late-stage clinical status and anti-infective focus area. Variable statistics shown such as market capitalization and peak sales are subject to change based on market movement and analyst coverage.
Source: Company filings and CapIQ as of 05/20/22.

Precedent Transactions

Selected Comparable Transactions

Ann Date	Target	Acquirer	Deal Type	Lead Program	Stage	Indication(s)	Upfront Consideration	Contingent Consideration	Total Consideration	Trans. Value[1]	Peak Sales	Trans. Value / Peak Sales
Mar-2020	Correvio	Advanz Pharma	Public M&A	Xydalba Zevtera/Mabelio	Marketed Marketed	Acute Bacterial Skin and Skin Structure Infections (ABSSSI) Bacterial Pneumonia	$76	-	$76	$57	$500	0.11x
Jun-2020	Tetraphase	La Jolla Pharmaceuticals	Public M&A	Xerava	Marketed	Complicated Intra-Abdominal Infections (cIAI)	43	16	59	$28	196	0.15x
Mar-2020	Melinta Therapeutics	Deerfield Management	Ch. 11 Acquisition	Baxdela	Marketed	Pneumonia, skin infections	140	-	140 [2]	140	NA	NA
Jul-2018	Zavante Therapeutics	Nabriva	Private M&A	Contepo	Filing Ready	Urinary Tract Infections (UTI)	27	98	124	124	NA	NA
Nov-2017	The Medicines Company	Melinta Therapeutics	Asset	Vabomere	Marketed	Gram negative infections, UTIs, pneumonia, general bacterial indications	220	50	270 [3]	270	725	0.37x
Oct-2017	Symbiomix Therapeutics	Lupin Pharmaceuticals	Private M&A	Solosec	Approved	Bacterial Vaginosis	50	100	150	150	NA	NA

All Transactions (n=6)

	Upfront Consideration	Contingent Consideration	Total Consideration	Trans. Value	Peak Sales	Trans. Value / Peak Sales
Third Quartile	$124	$86	$148	$148	$613	0.26x
Median	**63**	**33**	**132**	**132**	**500**	**0.15x**
Mean	**93**	**44**	**137**	**128**	**474**	**0.21x**
First Quartile	45	4	88	74	348	0.13x

(1) Private transactions are recorded with publicly available information for Transaction Value/Enterprise Value.
(2) Deerfield acquired Melinta in a $140mm debt for equity swap during a Chapter 11 Plan of Reorganization.
(3) Includes cash components of $165mm at closing, $25mm and $25mm on the 12th and 18th month closing anniversaries ($50mm total), and $55mm in Melinta shares (half of which had a 180-day lockup).
Note: Gray highlight indicates an asset deal.
Note: $ in millions; Peak sales is based on average of POS unadjusted peak sales from equity research reports.
Source: Cortellis as of 05/20/22.

Appendix

Entasis Weighted Average Cost of Capital (WACC) Analysis
NOL Analysis

WACC Analysis

Selected Comparable Industry Specific Publicly Traded Companies[(1)]

Unlevered Beta Analysis

Company	Price 5/20/2022	Diluted Shares Out.	Equity Value	Cash	Total Debt	Total Cap.	Total Debt / Total Cap.	Tax	Levered Beta[(2)]	1+(D*(1-t))/E	Unlevered Beta
Matinas BioPharma	$0.70	217.062	$152	$44	$5	$157	2.9%	26.0%	1.13	1.02	1.10
ContraFect	$3.53	39.333	139	42	3	142	2.2%	26.0%	0.71	1.02	0.70
Daré Bioscience	$1.14	84.928	97	39	1	98	1.2%	26.0%	1.62	1.01	1.61
PolyPid	$4.91	18.757	92	24	0	92	0.0%	23.0%	0.71	1.00	0.71
Spero Therapeutics	$1.38	40.352	56	122	7	63	11.3%	26.0%	1.42	1.09	1.30
Iterum Therapeutics	$0.27	184.590	50	75	22	72	30.7%	26.0%	0.98	1.33	0.74
Cidara Therapeutics	$0.44	89.078	40	36	4	43	8.5%	26.0%	1.22	1.07	1.14
Aridis Pharmaceuticals	$1.07	17.702	19	12	13	32	40.7%	26.0%	1.24	1.51	0.82
Mean							**12.2%**	**25.6%**	**1.13**	**1.13**	**1.02**
Median							**5.7%**	**26.0%**	**1.17**	**1.05**	**0.96**

	Weight[(3)]	Cost of Capital Pre-Tax	Cost of Capital After-Tax	Contribution to WACC
Debt Capital	12%	11.8%	8.8%	1.1%
Equity Capital	88%	20.0%	20.0%	17.5%
			WACC	**18.6%**

Cost of Equity Calculation	
Unlevered Beta	1.02
Levered Beta	1.15
Normalized Risk-Free Rate[(4)]	2.5%
Equity Market Risk Premium[(4)]	5.5%
Company Size Premium[(5)]	11.2%
Cost of Common Equity	**20.0%**

(1) MTS selected publicly traded companies determined relevant based on late-stage clinical status and anti-infective focus area. Variable statistics shown such as market capitalization and peak sales are subject to change based on market movement and analyst coverage.
(2) 2-year weekly historical adjusted Beta per Bloomberg as of 05/20/22.
(3) Debt capital calculated as the mean (total debt/total cap) of selected industry specific public trading comps; Equity capital calculated as (100% - debt capital %).
(4) Normalized long-term risk-free rate and expected Equity Risk Premium (ERP) per Kroll report as of Sep '21.
(5) Per Kroll report as of Dec '21. Size premium represents companies with market caps between $11mm and $128mm.
Source: Company filings and CapIQ as of 05/20/22.

WACC Analysis

Selected Comparable Distressed Publicly Traded Companies[1]

Unlevered Beta Analysis

Company	Price 5/20/2022	Diluted Shares Out.	Equity Value	Cash	Total Debt	Total Cap.	Total Debt / Total Cap.	Tax	Levered Beta[2]	1+(D*(1-t))/E	Unlevered Beta
Angion Biomedica Corp.	$1.28	30.163	$73	$73	$4	$77	5.7%	26.0%	2.32	1.04	2.22
Achieve Life Sciences, Inc.	$6.90	10.131	70	36	15	85	17.6%	26.0%	1.35	1.16	1.16
Eyenovia, Inc.	$2.02	33.737	68	27	8	76	10.2%	26.0%	0.93	1.08	0.86
Cidara Therapeutics, Inc.	$0.44	89.078	40	36	4	43	8.5%	26.0%	1.22	1.07	1.14
PhaseBio Pharmaceuticals, Inc.	$0.80	48.946	39	19	7	46	14.9%	26.0%	2.03	1.13	1.79
Stealth BioTherapeutics Corp	$0.24	163.435	39	34	14	53	26.0%	0.0%	1.13	1.35	0.84
Eloxx Pharmaceuticals, Inc.	$0.34	86.656	29	40	13	43	31.5%	26.0%	1.21	1.34	0.90
Cyclerion Therapeutics, Inc.	$0.55	43.503	24	41	0	24	0.0%	26.0%	2.20	1.00	2.20
Allena Pharmaceuticals, Inc.	$0.12	109.977	13	9	5	18	27.3%	26.0%	1.58	1.28	1.24
Nabriva Therapeutics plc	$0.19	64.369	12	34	8	21	40.1%	12.5%	1.17	1.59	0.74
Yumanity Therapeutics, Inc.	$1.11	10.895	12	17	11	23	47.3%	26.0%	3.20	1.66	1.92
Catalyst Biosciences, Inc.	$0.38	31.477	12	35	2	14	13.8%	26.0%	1.13	1.12	1.01
Acorda Therapeutics, Inc.	$0.52	13.363	7	32	201	208	96.7%	26.0%	0.88	22.63	0.04
Baudax Bio	$0.76	6.423	5	12	10	14	66.3%	26.0%	1.55	2.46	0.63
						Mean	**29.0%**	**23.2%**	**1.56**	**2.85**	**1.19**
						Median	**21.8%**	**26.0%**	**1.29**	**1.22**	**1.08**

(1) MTS selected biotech companies that it determined to be distressed based on share price performance, cash, ability to raise capital and existing cash runway through clinical catalysts. Due to updates in each company's respective performance, the comparable set has been adjusted to include the addition of Baudax Bio, Inc. (NASDAQ: BXRX) and removal of Axcella Health, Inc. (NASDAQ: AXLA) with respect to the aforementioned inclusion criteria.
(2) 2-year weekly historical adjusted Beta per Bloomberg as of 05/20/22.
Source: Company filings and CapIQ as of 05/20/22.

WACC Analysis

Selected Comparable Distressed Publicly Traded Companies(1)

	Weight(2)	Cost of Capital		Contribution
		Pre-Tax	After-Tax	to WACC
Debt Capital	29%	8.0%	5.9%	1.7%
Equity Capital	71%	32.4%	32.4%	23.0%
			WACC	**24.7%**

Cost of Equity Calculation	
Unlevered Beta	1.19
Levered Beta	3.40
Normalized Risk-Free Rate(3)	2.5%
Equity Market Risk Premium(3)	5.5%
Company Size Premium(4)	11.2%
Cost of Common Equity	**32.4%**

(1) MTS selected biotech companies that it determined to be distressed based on share price performance, cash, ability to raise capital and existing cash runway through clinical catalysts.
(2) Debt capital calculated as the mean (total debt/total cap) of selected comparable distressed public trading comps; Equity capital calculated as (100% - debt capital %).
(3) Normalized long-term risk-free rate and expected Equity Risk Premium (ERP) per Kroll report as of Sep '21.
(4) Per Kroll report as of Dec '21. Size premium represents companies with market caps between $11mm and $128mm.
Source: Company filings and CapIQ as of 05/20/22.

Overview of Projected Partnership Economics

Assumptions per Entasis Management

SUL-DUR Projected Partnership Economics

- Upfront payment - $15mm
- Sales milestones ($100mm total)
  - $10mm at $50mm in annual sales
  - $20mm at $100mm in annual sales
  - $30mm at $200mm in annual sales
  - $40mm at $300mm annual sales
- Royalties
  - 15% up to $100mm
  - 19% up to $200mm
  - 23% up to $300mm
  - 25% > $300mm

Zoli Projected Partnership Economics

- Upfront payment - $5mm
- Approval Milestone - $5mm
- Sales milestones ($42.5mm total)
  - $5mm at $50mm in annual sales
  - $7.5mm at $75mm in annual sales
  - $10mm at $100mm in annual sales
  - $20mm at $200mm in annual sales
- Royalties
  - 13% up to $50mm
  - 15% up to $100mm
  - 17% up to $150mm
  - 19% > $150mm

Source: Entasis management.

Overview of Treatment of NOLs

Assumptions per Entasis Management

NOL Treatment Overview

> ETTX has accumulated NOLs through 12/31/21 on the following schedule:

	NOLs			Credits	
Year End	**Federal**	**State**	**Foreign**	**Federal**	**State**
2015	$1,694,243	$1,656,911	$35,216,511	$169,289	$89,124
2016	4,520,590	4,276,001	-	407,657	244,590
2017	6,462,330	7,019,645	-	824,021	266,706
2018	21,908,820	21,924,508	23,153,878	746,338	78,987
2019	39,822,915	40,831,805	32,073,418	536,439	230,536
2020	47,762,898	47,617,158	38,298,379	754,741	276,218
2021	43,853,508	43,861,684	28,411,558	682,836	256,881
Total	**$166,025,304**	**$167,187,712**	**$157,153,744**	**$4,121,321**	**$1,443,042**

> Federal NOLs can be separated into three categories:
- NOLs generated before the end of 2017 = $12.68mm – 382 limited but not subject to 80% rule
- NOLs generated between 2018 and CoC (June 11, 2020) = $82.93mm – 382 limited and subject to 80% rule
- NOLs generated after CoC = $70.42mm – not 382 limited but subject to 80% rule

> State NOLs are significantly limited by CoC events as well as other limitations and are concluded to be non-material to model and hence are excluded

> Foreign NOLs cannot be transferred or applied to US income and are also excluded

> Federal R&D tax credits are limited in the same manner as NOLs and, together with State R&D tax credits, are concluded to be non-material to model and hence are excluded

Source: Entasis management.

Legal Notice

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